Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of QualityTech, LP and QTS Finance Corporation for the registration of $300,000,000 of 5.875% Senior Notes due 2022 and for the inclusion therein of our reports dated February 23, 2015 (except Note 17, as to which the date is March 19, 2015), with respect to the consolidated financial statements and schedules of QTS Realty Trust, Inc. and of QualityTech, LP for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Kansas City, MO

March 19, 2015